Exhibit 5.1

Jeffrey Libson

+ 1 212 479 6852

jlibson@cooley.com

July 20, 2017

Inovio Pharmaceuticals, Inc.

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

Ladies and Gentlemen:

You have requested our opinion, as counsel to Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 14,375,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 1,875,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-204420) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated July 19, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 1114 Avenue of the Americas, New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Inovio Pharmaceuticals, Inc.

July, 20, 2017

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Jeffrey P. Libson
Jeffrey P. Libson

Cooley LLP 1114 Avenue of the Americas, New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com